Exhibit 23.1

(JOSEPH I. EMAS, ATTORNEY-AT-LAW LETTERHEAD)

Board of Directors
Nord Oil International, Inc.

RE:         Nord Oil International, Inc.
            Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel for the Company, I have examined the Company's certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion.

I have also, as counsel for the Company, examined the Registration Statement (the "Registration Statement") of your Company on Form S-8, covering the registration under the Securities Act of 1933 of up to 20,000,000 shares of Common Stock, $.001 par value of the Company.

My review has also included the form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

On the basis of such examination, I am of the opinion that:

1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Florida, with corporate power to conduct its business as described in the Registration Statement.

2. The Company has an authorized capitalization of 500,000,000 shares of Common Stock.

3. The shares of Common Stock currently issued and outstanding described in the Registration Statement are duly and validly authorized and, the 20,000,000 shares underlying the stock options, upon the issuance thereof, will be duly and validly issued as fully paid and non-assessable.

This opinion includes my opinion on Florida law including, all applicable provisions of Florida statutes, and reported judicial decisions interpreting those laws.

I hereby consent to the use of my name in the Registration Statement and Prospectus and I also consent to the filing of this opinion as an exhibit thereto.

Very truly yours,


March 23, 2006                  /s/ JOSEPH I. EMAS
                                ----------------------------
                                JOSEPH I. EMAS, ESQUIRE